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                             PURCHASE AND SALE AGREEMENT


    AGREEMENT dated March 14, 1997, between SPECIALTY WINDOW COVERINGS CORP. an Indiana corporation, with its principal office in Elkhart, Indiana ("Seller") and joined in and consented to by THOMAS CRIPE and THOMAS M. HINES, sole shareholders of Seller ("Shareholders")

                                          A
                                           N
                                            D

DECORATOR INDUSTRIES, INC., a Pennsylvania corporation with its principal office in Pembroke Pines, Broward County, Florida ("Buyer");

                                     WITNESSETH:

    WHEREAS, Seller and Shareholders desire to sell and Buyer wishes to purchase certain of the business and assets, free and clear of any and all liabilities, of Seller on the terms and conditions hereinafter set forth in this Purchase and Sale Agreement ("Agreement");

    NOW, THEREFORE, in consideration of their respective undertakings hereunder, the parties hereto, each intending to be legally bound, do covenant, warrant and agree as follows:

    1.   PURCHASE AND SALE OF PURCHASE ASSETS

         1.1 PURCHASE AND SALE. On March 15, 1997, the Effective Date, and subject to the terms and conditions contained herein, Seller hereby sells, assigns, transfers and delivers to Buyer, and Buyer hereby purchases and accepts from Seller, all of Seller's assets and property rights of every kind and description whatsoever, personal, tangible or intangible, as a going concern ("Purchase Assets") with the exception of the following assets:

              (a) Treasury stock, the corporate seal, minute books, charter documents, capital stock record books and such of the other books and records as have to do with the organization, existence and share capitalization of Seller;


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              (b)  Rights which accrue or will accrue to Seller under this
                   Agreement;

              (c)  Cash; and

              (d) Retained inventory in the amount of approximately One Hundred Twenty-five Thousand Dollars ($125,000) ("Retained Inventory"), the amount to be finally determined promptly after the Effective Date and set forth on Appendix I. Buyer will buy at cost from Seller on an as needed basis from the Retained Inventory to fulfill customer orders with payment to be made by the 15th of the next succeeding month.

              Without in any way limiting the scope of the assets being transferred to Buyer hereunder, said assets include all security deposits, accounts receivable, machinery, equipment and vehicles (including those listed on Appendix II), fixtures, stock in trade, inventories of merchandise (raw, processed and finished materials), supplies, tools, furniture, designs and drawings, patents, trade marks, options, contractual rights, franchises, trade names and corporate names (including "Specialty Window Coverings"; Seller shall change its corporate name at the Closing to a dissimilar name), know-how, trade secrets, customer lists and all other tangible assets of Seller (other than the excluded assets referred to above) whether or not carried at value on the books of Seller and whether or not in the possession of Seller or others.

              Title to all assets to be conveyed pursuant hereto shall be good and marketable, free and clear of any and all liabilities, obligations, liens, claims, security interests and encumbrances whatsoever, except the liabilities hereinafter specifically assumed by Buyer.

         1.2  CLOSING; BILL OF SALE; ETC.

              (a) The closing of the transactions provided for in this Agreement ("Closing") shall take place at the office of the Buyer, Suite 201, 10011 Pines Boulevard, Pembroke Pines, Florida 33024, or at such other place as Seller and Buyer shall mutually agree, at 10 o'clock a.m., local time, on or before April 6, 1997, or at such other date as may be mutually agreed upon in writing by Seller and Buyer.

              (b) At the Closing, Seller shall deliver to Buyer the following instruments of conveyance in recordable form:

                   (i) Bill of Sale substantially in the form of Exhibit 1.2(b)(i) hereto;


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                  (ii)  Assignment of Trademarks and trade names substantially in the form of Exhibit 1.2(b)(ii) hereto.

              (c) Seller agrees to execute and deliver to Buyer such additional instruments, bills of sale, assignments and the like, as may be reasonably requested by Buyer, in order to more fully perfect in Buyer title to the Purchase Assets.

    2.   LIABILITIES OF SELLER ASSUMED BY BUYER.

         2.1 At the Closing, but effective as of the Effective Date, Seller shall assign and transfer to Buyer its rights, liabilities and obligations and Buyer shall assume, pursuant to an assignment and assumption agreement substantially in the form of Exhibit 2.1 hereto for purchase orders commitments and contracts for inventory.

         2.2 Buyer will not assume, or in any way be liable or responsible for any debts, claims, demands, liabilities or obligations of Seller or Shareholders (whether or not referred to in any Exhibit and/or appendix hereto), except as specifically provided in Section 2.1 above, and Seller and Shareholders represent, warrant and agree that Buyer shall not be or become liable for any debts, claims, demands, liabilities or obligations of Seller or Shareholders not expressly assumed in Section 2.1 of any kind whatsoever, whether fixed or contingent, known or unknown. Without limiting the generality of the foregoing, Buyer shall not assume (i) any purchase or sale commitments, contracts, leases, licenses, permits, supply arrangements or any other agreements or arrangements to which Seller is a party or by which it is bound, not terminable by Buyer within thirty (30) days, without premium or penalty, except as set forth on
Exhibit 2.2 hereto, or unless Buyer at Closing expressly assumes any of same in writing; (ii) any liability or obligation of Seller for any personal injury or property damage claim heretofore or hereafter made for occurrences prior to the Effective Date; (iii) any liability or obligation of Seller for any claim heretofore or hereafter made in respect of any express or implied representation, warranty, agreement or guarantee made (or claimed to have been made) by Seller, or imposed or asserted to be imposed by operation of law, in respect of any product sold or committed to be sold by Seller at any time on or before the Effective Date; or (iv) any unpaid taxes; interest and/or penalties due or owing by Seller to any taxing or governmental authority for all periods prior to the Effective Date.

    3.   PURCHASE PRICE AND PAYMENT.

         3.1 As consideration for the purchase of the Purchase Assets and the undertakings of Seller hereunder, Buyer shall pay Seller as follows:

              (a) Two Hundred Eighty Thousand Dollars ($280,000) upon execution of this Agreement to be held in escrow by the attorneys for Buyer and Seller


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                   pursuant to an Escrow Agreement substantially in the form of
                   Exhibit 3.1(a).

              (b) On the Closing, the sum of Two Million Eight Hundred Thousand Dollars ($2,800,000) adjusted for the following:

                     (i)     less the amount of the escrow in 3.1(a) above;

                    (ii)     less the amount of the Retained Inventory;

                   (iii) less the inventory reserve in the amount of approximately Three Hundred Eighty-seven Thousand Dollars ($387,000) ("Inventory Reserve") as set forth on Appendix III promptly after the Effective Date;

                    (iv) the amount by which the actual inventory taken on March 15, 1997 less the Retained Inventory and the Inventory Reserve is more or less than $560,521; and
                     (v) the amount by which Accounts Receivable on the Effective Date are more or less than $216,346;

              (c) On the Additional Consideration Dates, Buyer shall pay to Seller (or if the Seller has been liquidated, to a joint bank account designated by Seller for the benefit of the Shareholders) additional consideration not to exceed an aggregated total of One Million Five Hundred Thousand and 00/100s Dollars ($1,500,000). If the Purchase Price, Additional Consideration, adjustments, purchase of Retained Inventory and bonus to Shareholders in the aggregate exceeds Three Million Eight Hundred Thousand Dollars ($3,800,000), such excess may be paid in Buyer's stock at the option of Buyer. Seller shall be entitled to receive additional consideration ("Additional Consideration") based upon the Profit of the business of Specialty ("Specialty") determined on the basis of generally accepted accounting principles, consistently applied, calculated before federal and state income taxes, inter Company charges, management fees or corporate overhead of Buyer, but after bonuses, interest charges for loans or advances by Buyer calculated at two percent (2%) above the "Prime Rate" as quoted in the WALL STREET


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                   JOURNAL, allocable share of bank charges and fees of
                   certified public accountants and attorneys (percentage of such costs to sales shall not exceed the percentage of such costs to sales of Seller for the year ending December 31,
                   1996), and, in addition, shall include extraordinary attorneys' fees incurred by Specialty and not by Buyer or its other subsidiaries and depreciation of fixed assets used by Specialty (which annual charge shall not exceed $32,353 on existing fixed assets, plus depreciation on new fixed assets, maintenance, operating and insurance costs, rent and real estate taxes attributable to the existing building and the building being built and to be leased by Specialty, plus a charge for expenses paid by Buyer on behalf of Specialty provided such payment is no greater than would have been paid by Specialty, during the 12-month periods ending April 4, 1998 and April 3, 1999 ("Periods of Operation").

                   For the purpose of this Section 3.1(b), the term Specialty, shall mean the subsidiary, division or other entity to be formed or used by Buyer for the purpose of operating the business of Seller with the assets being purchased hereunder. Buyer may withdraw from working capital sums equal to the quarterly profit of Specialty. At its option Buyer shall lend funds to Specialty for operations. Interest shall be charged by Buyer on the amount by which Specialty's operating account is in excess of a negative $150,000.

                   The Additional Consideration shall be determined as follows:
                   An amount equal to that which Profits, as determined above, for each of the 12 month periods exceeds the $250,000 threshold amount shall be paid as Additional Consideration. Profit of less than $250,000 for the 12 months ending April 4, 1998 will be considered a deficiency to be added to the threshold amount for the 12 months ending April 3, 1999. Notwithstanding anything herein to the contrary, the aggregate Additional Consideration shall not exceed $1,500,000.

                   The Additional Consideration shall be separately determined for each of the above Periods of Operation and shall be paid on May 18, 1998 and May 17, 1999 ("Additional Consideration Dates").


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                   All calculations of Profit shall be prepared in accordance with the provisions hereof and in accordance with generally accepted accounting principles applied on a consistent basis. No additional employees will be hired without the written mutual approval of Buyer and Seller. No bonuses or increases or decreases in compensation shall be made which are inconsistent with past practices without the written mutual approval of Buyer and Seller. The Seller shall be entitled to receive copies of the calculations of Profit so prepared by Buyer. In the event of any disagreement by Seller with respect to any determination of Profit, Seller may, at its cost, designate its present Certified Public Accountants to attempt to adjust such disagreement with Buyer's Certified Public Accountant; in the event Seller's and Buyer's Certified Public Accountants cannot amicably adjust such disagreement, then Seller's and Buyer's Certified Public Accountants shall designate a third independent Certified Public Accountant, acceptable to both of them. to arbitrate the disagreement, and the decision of such arbitrator thereon shall be final and binding on the parties. All fees and expenses relating to the services of the arbitrator shall be paid by the party against whom the arbitrator's decision is made, or pro rated in accordance with a determination which is allocated between the parties.

         3.2 The Purchase Price shall be allocated among the Purchase Assets in accordance with the allocation statement (the "Allocation Statement") attached hereto as Exhibit 3.2 which parties acknowledge is in accordance with
Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). Buyer and Seller each agree to prepare and file on a timely basis the Internal Revenue Service Form 8594, setting forth an allocation of such Purchase Price, pursuant to the Allocation Statement. Buyer and Seller further agree to report this transaction for federal income tax purposes in accordance with the Allocation Statement and each party agrees to act in accordance with such Allocation Statement in the course of any tax audit, tax review or tax
litigation concerning such party and relating thereto.   Neither Seller nor
Buyer will assert that the allocation set forth in the Allocation Statement was not separately bargained for at arm's length and in good faith.

              No later than ten (10) days prior to the filing of their respective Forms 8594 relating to this transaction, each party shall deliver to the other party a copy of its Form 8594.


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    4.   FINANCIAL STATEMENTS.

         4.1 Seller has heretofore submitted to Buyer its Financial Statements for the fiscal year ended December 31, 1996, certified by the President of Seller, attached as Appendix IV hereto. Said Financial statement was prepared by Seller in accordance with generally accepted accounting principles, applied on a consistent basis. In the preparation of said Financial statement:

              (a) only non-contested, bona fide fully collectible accounts receivable incurred in the ordinary course of business was included, less normal allowance for doubtful accounts. Seller shall prepare a detailed list of all such receivables as of the Effective Date, in conformity with the foregoing, which list shall be delivered to Buyer promptly after the Effective Date as Appendix V hereto;

              (b) inventory of merchandise which is of quality, usable and saleable in the normal course of the business of Seller, valued at its cost or market, whichever is lower, and the value of all items heretofore written off or not presently specified or deemed by Seller to be obsolete or below standard shall be excluded. Representatives of Seller and Buyer shall take inventory commencing March 15, 1997, and shall prepare a list and value thereof as Appendix VI to this Agreement promptly after the Effective Date.

         4.2 In the event of any disagreement by Buyer with respect to any determination of the inventory and/or accounts receivable, Buyer may, at its cost, designate its present Certified Public Accountants to attempt to adjust such disagreement with Seller's Certified Public Accountants; in the event Seller's and Buyer's Certified Public Accountants cannot amicably adjust such disagreement, then Seller's and Buyer's Certified Public Accountants shall designate a third independent Certified Public Accountant, acceptable to both of them, to arbitrate the disagreement, and the decision of such arbitrator thereon shall be final and binding on the parties. All fees and expenses relating to the services of the arbitrator shall be paid by the party against whom the arbitrator's decision is made, or pro rated in accordance with a determination which is allocated between the parties.

    5.   ADJUSTMENTS.

         5.1 Buyer shall have the right of Adjustment and setoff (i) against the Additional Consideration to be paid pursuant to Section 3 for claims made by reason of any breach of any covenant, representation or warranty of Seller and Shareholders for all sums in excess of $10,000 in the aggregate; and (ii) by an amount equal


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to any of the accounts receivable conveyed to Buyer by Seller which are not collected by January 3, 1998. Accounts receivable not collected by Buyer as above provided shall be assigned to Seller.

         5.2 Buyer shall pay Shareholders a bonus equal to the Reserve Inventory less the sum of such inventory and inventories acquired by Buyer pursuant to Seller's purchase orders, commitments and contracts not used by Buyer by January 3, 1998. Payments will be made no later than March 15, 1998.

         5.3 Inventories not used by Buyer by January 3, 1998 but used by Buyer prior to January 2, 1999 shall be paid for no later than March 15, 1999. Any remaining inventory shall be returned to Seller which will be permitted to dispose of said inventory provided Seller and/or Shareholders do not make drapes, window blinds or shades and does not sell such inventory to Specialty's customers. Specialty shall have the right of first refusal to purchase such inventory.

    6.   COVENANTS, REPRESENTATION AND WARRANTIES OF SELLER AND SHAREHOLDERS.

         Seller and Shareholders represent and warrant to Buyer now and as of the Effective Date and the Closing Date as follows:

         6.1 Seller has, and upon the execution and delivery of this Agreement by the parties hereto, will on the Effective Date and Closing Date, transfer to Buyer good, indefeasible and marketable title to all the Purchase Assets, free and clear of any and all liabilities, obligations, liens, claims, charges, pledges, title retention or other security arrangements, encumbrances or other interests of third parties of any nature whatsoever, except as expressly assumed by Buyer pursuant to Section 2 above.

         6.2 The Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; the Seller has all requisite corporate power to enter into this agreement and to perform its obligations hereunder; and the Seller has all requisite corporate power and authority to own, lease and operate its properties as now owned, leased and operated, to carry on its business as now being conducted and is duly qualified in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary.

         6.3 The execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereunder have been and will on the Effective and Closing Date be duly authorized by all necessary corporate action on its part, and Seller has and on the Effective Date will have full right and power to sell, assign, transfer and deliver the Purchase Assets to Buyer as provided hereunder.

         6.4 This Agreement has been duly executed by the Seller and is a valid, legally binding and enforceable obligation of the Seller, except as the same may be limited or otherwise affected by


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applicable bankruptcy, insolvency or other laws affecting creditors' rights or contractual obligations generally.

         6.5 The trademarks and trade names set forth on Exhibit 1.2(b)(ii) are and will on the Effective Date and Closing Date be owned by Seller and Seller has no knowledge of any claim which questions the ownership or validity thereof.

         6.6 Except as set forth in Exhibit 6.6 hereto, no license, permit, order, adoption, consent or approval of any governmental or regulatory body (collectively, the "Permits") is or will on the Effective Date and Closing Date be required to conduct the business being acquired by Buyer hereunder as the same is now being conducted. All Permits which are material to the conduct of the business being acquired by Buyer hereunder are and will on the Effective Date and Closing Date be in full force and effect assignable to Buyer and no proceeding is pending or threatened to revoke or limit any such Permit.

         6.7 Seller's relationship with its customers, employees and suppliers in connection with the business being acquired by Buyer hereunder are and will on the Closing Date be consistent with a commercially reasonable business relationship in all material respects. No employee, supplier or customer, individually or in the aggregate, material to such business, has or have indicated any intention to terminate or modify any of such relationships.
Seller agrees to cooperate with Buyer to preserve for the benefit of Buyer the relationships with Seller's employees, customers and suppliers and others having business relations with it with respect to the business being acquired by Buyer. It is understood and agreed that certain present employees of Seller may be employed by Buyer after the Effective Date. Seller agrees that it will release any of such employees so employed from any obligations any of them may then have to serve as a director, officer and/or employee of Seller.

         6.8 There are and will on the Effective Date be no unpaid taxes, interest and/or penalties due, and Buyer is not assuming and Seller will indemnify Buyer for any liability for any unpaid taxes, interest and/or penalties due or owing, by Seller to any taxing or governmental authority as of the Effective Date (including any sales taxes in respect of sales made through the Effective Date).

         6.9 Seller does not maintain any employee plans other than a health plan as set forth in Exhibit 6.9.

         6.10 Seller is not a party to nor threatened with any litigation or judicial, administrative or arbitration proceeding.

         6.11 The machinery, equipment, office equipment, fixtures, trucks and autos presently being used in the business which is being acquired by Buyer hereunder are and will on the Effective Date be in good operating condition and repair, ordinary wear and tear excepted, and Seller has not received any notice that any of the same is in violation of any existing law or any health, pollution, safety or other ordinance, code or regulation.


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         6.12 Except for losses, claims, damages and expenses adequately covered by Seller's insurance and which losses, claims, damages and expenses are disclosed on Exhibit 6.12, there are not (a) any liabilities of Seller, fixed or contingent, asserted or unasserted, arising out of or based upon incidents occurring on or before the date hereof with respect to any product liability, breach of warranty or any similar claim that relates to any product sold by Seller to others on or before the date hereof, or (b) any liabilities of Seller, fixed or contingent, asserted or unasserted, arising out of or based upon incidents occurring on or before the date hereof with respect to any claims for the breach of any express or implied product warranty, outstanding recalls or any other similar claim that relates to any product sold or manufactured by Seller on or before the date hereof, or any product defects which could give rise to any such liabilities, claims, or recalls. Exhibit 6.12 contains a complete listing of product liability and breach of warranty claims against Seller to the date hereof. Buyer shall notify Seller of any warranty claims under this Section 6.12 and shall, to the extent possible, attempt to follow Seller's policy in settling such claims.

         6.13 Seller shall maintain all existing casualty and liability insurance ("Insurance") until date of Closing. A list of such Insurance is attached as Exhibit 6.13.

         6.14 There is not pending or threatened any labor dispute, strike or work stoppage involving employees of Seller which affects or which may affect the business of Seller or which may interfere with its continued operations. There is not pending or threatened any charge or complaint against Seller by the National Labor Relations Board or any representative thereof. There have been no strikes, walkouts or work stoppages involving employees of Seller in the last three years.

         6.15 Seller and the real properties referred to in Section 9(a) are in compliance with all applicable federal, state and local laws and regulations concerning the environment and occupational safety, including without limitation, the United States Toxic Substances Control Act, the United States Comprehensive Environment Response and Liability Act of 1980 (CERCLA), the United States Resource Conservation Recovery Act (RCRA), the United States Clean Water and Clear Air Acts and the Americans with Disability Act. There are no environmental liens on any of the Purchase Assets or real properties of Seller or Shareholders. No governmental actions have been taken or, to the best knowledge of Seller and Shareholders, are in process. A list of all environmental investigations, reports, studies, audits or technical reviews which are in the possession of Seller or Shareholders or, to their knowledge in relation to the real properties referred to in Section 9(a), is contained in
Exhibit 6.15. Seller or Shareholders shall furnish copies of all such environmental materials listed in Exhibit 6.15 to Buyer on or before the Effective Date.

         6.16 None of the information and documents furnished or to be furnished by Seller to Buyer or any of its representatives in


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connection with the execution, delivery and closing of this Agreement is or will be on the Effective Date and Closing Date or thereafter be false or misleading or contains or will contain any untrue statement of a fact or omits or will omit to state any fact required to be stated to make the statements therein not misleading.

    7.   REPRESENTATION AND WARRANTIES OF BUYER.

         7.1 Buyer is and will on the Effective Date and Closing Date be a corporation validly organized, existing and in good standing under the laws of the Commonwealth of Pennsylvania.

         7.2 The execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereunder have been and will on the Effective Date and Closing Date be duly authorized by all necessary corporation action on its part, and Buyer has the full right and power to purchase and receive the Purchase Assets from Seller as provided hereunder. This Agreement constitutes the valid and binding obligation of Buyer enforceable in accordance with its terms.

    8.   INVESTIGATION BY BUYER.

         During the period from the date of this Agreement to three (3) years after the Closing Date, Buyer shall be given free access to the offices, plants, records, files, stock books, minute books, books of account and copies of tax returns of the Seller and Seller's Public Accountants work papers for the purpose of conducting an investigation of its financial condition, corporate status, liabilities, contracts, business operations, property and title thereto, litigation patents, trademarks, copyrights and all other matters relating to its business, properties and assets, through its employees or independent public accountants or outside business consultants, provided, however, that such investigation shall be conducted in a manner that does not unreasonably interfere with its normal operations and employee relationships. The Seller shall cause its personnel to assist Buyer in making such investigation and shall cause its counsel, accountants, engineers, employees and other representatives to be available to Buyer for such purposes. During such investigation Buyer shall have the right to make copies of such records, files, tax returns and other materials as it may deem advisable. If this Agreement is not consummated as provided herein, Buyer and its representatives shall treat all information obtained in such investigation as confidential and shall return to the Seller all copies made by Buyer and its representatives of material belonging to the Seller.

    9.   ADDITIONAL AGREEMENTS AT CLOSING.

         At Closing, the parties shall enter into the following agreements:
              (a) Two (2) lease agreements for real property owned solely by the Shareholders in fee simple without liens or other encumbrances except mortgages, which provide Tenant non-


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                   disturbance clauses, in form similar to that attached as
                   Exhibit 9(a) for the 20,000 square foot building at 1655 Gateway Court, Elkhart, Indiana 46514, and the 15,000 square foot adjacent building being built, each providing, INTER ALIA, for a five (5) year term at a rental of $2.40 per square foot. The Lease shall provide for two 5-year options, the first at a rental rate of $2.60 per square foot, and the second at a rental rate of $3.00 per square foot. The Lease shall contain a right of first refusal and an option to buy at $800,000.

              (b) An Employment Agreement with each Shareholder for a term of two (2) years at an annual salary of Sixty Thousand and 00/100s Dollars ($60,000) payable monthly, plus existing medical insurance, which employment agreements are made a part hereof and marked Exhibit 9(b).

              (c) An Agreement by Seller and Shareholders not to compete for a term of five (5) years after the expiration of the term of the Employment in 9(b) above. The agreement shall be in the form attached hereto, made a part hereof and marked Exhibit 9(c). The agreement not to compete by Seller and Shareholders is a condition precedent to Buyer's entering into this Purchase and Sale Agreement, forms a part of the consideration being paid by Buyer therefor and is subject to a right of setoff by Buyer in the event of a breach of default hereunder.

    10.  CONDUCT OF BUSINESS PENDING CLOSING.

         During the period from the date hereof to the Effective Date, Seller shall conduct its operations according to its ordinary and usual course of business and shall maintain its records and books of account in a manner that fairly and correctly reflects its income, expenses and liabilities in accordance with generally accepted accounting principles consistently applied, using the accounting methods previously used by Seller. During such period Seller shall not without the written consent of Buyer:

              (a) Pay or incur any obligation or liability, absolute or contingent, other than current liabilities incurred in the ordinary and usual course of business;

              (b) Incur any increased indebtedness for borrowed money (except for endorsement, for collection or for deposit, of negotiable instruments received in the ordinary and usual course of business), assume, guarantee, endorse or otherwise as accommodation become responsible for obligations of any other individual, firm or corporation, or make any loans or advances to any individual, firm or corporation;

              (c) Declare or pay any dividends or make any payment or distribution to stockholders as such, issue any capital stock or purchase or otherwise acquire for value any of its outstanding capital stock or grant options, warrants or rights to purchase any shares of its capital stock;

              (d) Mortgage, pledge or subject to lien or other encumbrance any of its properties or assets;

              (e) Sell or transfer any of its properties or assets except in the ordinary course of business, or cancel, release or assign any indebtedness owed to it or any claims held by it;

              (f) Make any material change in its insurance, advertising, franchise or sales representation commitments or arrangements, or enter into (i) any sales agency agreement not subject to termination without liability on notice of 60 days or less; (ii) any contract for the purchase or sale of any materials, products or supplies other than such contracts incurred in the ordinary and usual course of business; (iii) any contract which contains an escalator, renegotiation or redetermination clause or which commits it for a fixed term; (iv) any management or consultation agreement; (v) any lease, license or royalty agreement; or
                   (vi) any other agreement not in the usual and ordinary course of business:

              (g) Increase in any manner the compensation of any of its officers or executive employees, or pay or agree to pay any pension or retirement allowance to any of such officers or employees; or

              (h) Take any action which would materially interfere with the ability of Seller to perform or which, would materially prevent performance of this Agreement.

    11.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER.

         The obligations of the Seller under this Agreement are subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

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

         11.1 The representations and warranties of the Buyer herein contained shall be true and correct on and as of the Effective Date, with the same force and effect as though made on and as of such date, except as affected by the transactions contemplated hereby.

         11.2 The Buyer shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Effective Date and Closing Date.

         11.3 The Seller shall have received an opinion of counsel for the Buyer, dated the Closing Date, satisfactory in form and substance to the Seller and its counsel, to the effect that:

              (a) the Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own, lease and operate its property, to carry on its business and to enter into this Agreement and perform its obligations hereunder.

              (b) The execution, delivery and performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby have been duly and effectively authorized and ratified by all necessary corporate action on the part of the Buyer.

              (c) This Agreement has been duly executed by the Buyer and is a valid, legally binding and enforceable obligation of the Buyer, except as the same may be limited or otherwise affected by applicable bankruptcy, insolvency or other laws affecting creditors' rights or contractual obligations generally.

    12.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER.

         The obligations of the Buyer under this Agreement are subject to the satisfaction at or prior to the Closing Date of each of the following conditions.

         12.1 The representations and warranties of the Seller herein contained shall be true and correct on and as of the Effective Date with the same force and effect as though made on and as of such date, except as affected by transactions contemplated hereby.

         12.2 The Seller shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Effective Date and Closing Date.

         12.3 The Buyer shall have received an opinion of counsel for the Seller, dated the Closing Date, in form and substance satisfactory to the Buyer and its counsel, to the effect that:

              (a) the Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; the Seller has all requisite corporate power to enter into this Agreement and to perform its obligations hereunder; and the Seller has all requisite corporate power and authority to own, lease and operate its properties as now owned, leased and operated, to carry on its business as now being conducted and is duly qualified in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary.

              (b) The execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby have been duly and effectively authorized by all necessary corporate action on the part of the Seller.

              (c) This Agreement has been duly executed by the seller and is a valid, legally binding and enforceable obligation of the Seller, except as the same may be limited or otherwise affected by applicable bankruptcy, insolvency or other laws affecting creditors' rights or contractual obligations generally.

              (d) There are no actions, suits or proceedings pending or, to the best of its knowledge, threatened against or affecting the Seller at law or in equity or before or by any United States, state, municipal or other governmental or non-governmental department, commission, board, bureau, agency, or instrumentality, nor does such counsel know of any facts which would provide a basis for any such action, suit or proceeding.

              (e) There are no material controversies pending or, to the best of its knowledge, threatened between the Seller and any of its employees.

              (f) The documents and instruments delivered by the Seller on the Closing Date are effective to sell, convey and assign good and marketable title to the assets and property to be purchased by the Buyer hereunder and assign to Buyer all of the Seller's rights under the contracts and other agreements to be transferred and assigned hereunder.

    13.  TERMINATION.

         13.1 This Agreement may be terminated by Buyer under any of the following circumstances by notice given to Seller on or before the Effective
Date:

              (a) The Seller shall suffer any loss from fire, flood, explosion or other casualty which substantially affects the conduct of their business or, irrespective of insurance, the value of their assets.

              (b) Buyer shall learn of any fact or condition with respect to the business, properties, assets or earnings of the Seller which is materially at variance with one or more of the warranties or representations of the Seller set forth in this Agreement.

              (c) Seller shall have failed to obtain prior to Closing any Certificates or consents of third parties required hereunder.

    14.  INDEMNIFICATION.

         14.1 Seller and Shareholders shall indemnify and hold harmless Buyer from and against and in respect of (i) any and all liabilities and obligations to any creditors of the Seller or arising out of any transaction entered into by Seller or other facts or circumstances arising prior to the Effective Date and not expressly assumed by Buyer pursuant to Section 2, including without limitation (a) claims arising under the Bulk Sales Act, (b) product liability and breach of warranty claims with respect to inventory sold, manufactured or shipped by Seller prior to the Effective Date, (ii) any and all loss, damage or deficiency resulting from any misrepresentations, breach of warranty or non-fulfillment of any covenant or agreement on the part of Seller under this Agreement and (iii) all actions, suits, proceedings, demands ' assessments, judgments, costs and expenses (including reasonable attorneys' fees) incident to the foregoing.

         14.2 Seller shall indemnify and hold Buyer harmless from and against and in respect of liability to third parties or with respect to clean-up, removal or abatement of hazardous material resulting from dumping, violation of environmental laws or other condition existing on the Effective Date, including reasonable attorneys' fees, costs and expenses.

         14.3 Buyer shall indemnify and hold harmless Seller from and against and in respect of any and all liabilities and obligations of Buyer arising out of any transaction entered into by Buyer after the Effective Date, any and all loss, damage or deficiency resulting from any misrepresentations, breach of warranty or nonfulfillment of any covenant or agreement on the part of Buyer under this Agreement and any and all actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including reasonable attorneys, fees) incident to the foregoing.

         14.4 No indemnification pursuant to Sections 14.1 and 14.2 shall be required to be made unless written notice of a request for indemnification is given on or before April 3, 1999.

    15.  BOOKS AND RECORDS.

         The Parties shall each have the right, at their own expense, at any time or from time to time after Closing, during reasonable business hours upon reasonable notice, to inspect and make copies of or extracts from any of the books and records relating to the business of Seller being acquired hereunder in the possession of the other, including, without limitation, all books and records relating to the Purchase Assets being acquired and the liabilities being assumed by Buyer hereunder.

    16.  FINDERS' FEES.

         The Parties each represent and warrant to the other that they have not retained any broker or other representative or agreed to pay any fee or commission to any agent, finder or broker, either in the nature of a finder's, originator's or broker's fee or otherwise in connection with the subject matter of this Agreement and the transactions contemplated hereunder.

    17.  COSTS.

         Except as otherwise provided herein, the Parties agree that each of them shall bear their own direct and indirect expenses, including attorneys' and accountants' fees, incurred in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby.

    18.  APPORTIONMENTS.

         18.1 All pay and other employee benefits attributable to employees of Seller whom Buyer employs will be prorated over the period covered thereby between the parties.

         18.2 All other costs and expenses shall be prorated over the period covered thereby between the parties.

         18.3 Any amounts due from Seller in respect of such apportionment shall be paid on the Closing Date.

    19.  ARBITRATION.

         In the event of any dispute between the parties hereto respecting any matter or thing having to do with this Agreement or the terms and provisions and the payments required hereunder, the matter in dispute shall be submitted to an expedited arbitration in the City of Indianapolis, State of Indiana, under the rules then in force of the American Arbitration Association before a panel of three arbitrators, with pre-arbitration discovery permitted. Judgment on any award rendered in favor of either party shall be final and binding and may be entered into any court having jurisdiction thereof from which there shall be no appeal. No arbitrator shall have the power to alter, disregard or amend any of the provisions of this Agreement. The costs, expenses and reasonable attorneys' fees of the successful party incurred in connection with any such arbitration shall be included as part of any such award. If the arbitrator shall determine that, under the circumstances, it would be unfair or unreasonable for one party to bear all such costs and expenses, the arbitrator may award a different allocation with respect to the responsibility for the payment of such costs and expenses.

    20.  NOTICES.

         Any notice, request or other communication to be given by either party hereunder to the other shall be in writing and shall be given by certified or registered mail, postage prepaid, return receipt requested, addressed (until another address is supplied to the other party by the addressee) as follows:

         If give by Buyer to:

         Thomas M. Hines
         3119 Cherrytree Lane
         Elkhart, Indiana 40514

              and

         Thomas Cripe
         1431 Kilbourn
         Elkhart, Indiana 46314


         with a copy to:

         Rebecca Butler, Esquire
         221 W. Lexington Avenue
         Elkhart, IN  46514


         If given by Seller to:

         Decorator Industries, Inc.
         10011 Pines Blvd., Suite 201
         Pembroke Pines, FL 33024
         Attention: William Bassett, President
         with a copy to:

         Jerome B. Lieber, Esquire
         KLETT LIEBER ROONEY & SCHORLING
         40th Floor, One Oxford Centre
         Pittsburgh, PA 15219

and shall be deemed delivered at the close of business on the date shown on the receipt therefor as the date of the delivery to or rejection by the addressee thereof.

    21.  MISCELLANEOUS

         21.1 This Agreement shall not be assignable by either party hereto without the written consent of the other party except that Buyer may assign this Agreement, in whole or in part, to a wholly-owned subsidiary of Buyer without the consent of Seller provided that Buyer shall continue to be bound hereby.

         21.2 This Agreement shall be governed, interpreted, construed and enforced in accordance with the internal laws of the State of Indiana.

         21.3 The respective representations and warranties of the parties to this Agreement shall survive the Closing Date.

         21.4 On the Effective Date, Seller shall discontinue using the name Specialty Window Coverings Corp. Seller shall cooperate and use its best efforts to permit Buyer to use Seller's name as of the date hereof.

         21.5 At any time and from time to time after the Closing Date, upon request of Buyer, Seller and Shareholders will do, execute, acknowledge and deliver, and will cause to be done, executed, acknowledged and delivered, without further consideration, all such further acts, deeds, assignments, transfers, conveyances, powers-of-attorney and assurances as may reasonably be requested for the satisfactory consummation of the transactions contemplated hereunder, including the aiding and assisting in the collection and reduction to possession of any of the Purchase Assets to be sold, transferred, assigned and delivered to Buyer as provided herein.

         21.6 This Agreement, including the Appendices and Exhibits, constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof. This Agreement shall not be modified, amended or changed in any respect except in writing duly signed by the authorized officers of the parties hereto.

         21.7 This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall have the force and effect of any original.


ATTEST:                           SPECIALTY WINDOW COVERINGS CORP.


/s/ Thomas Cripe                  By: /s/ Thomas M. Hines
-----------------------------         --------------------------
       Secretary                            President


WITNESS:


/s/ Rebecca F. Butler             /s/ Thomas M. Hines
-----------------------------     ------------------------------
                                  Thomas M. Hines


/s/ Rebecca F. Butler             /s/ Thomas Cripe
-----------------------------     ------------------------------
                                  Thomas Cripe


ATTEST:                           DECORATOR INDUSTRIES, INC.


/s/ Michael K. Solomon            By: /s/ William A. Bassett
-----------------------------     ------------------------------
       Treasurer                            President


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